Exhibit 10.3

October 1, 2015

Jason Senner

235 N. Smith Street, #503

Palatine, IL 60067

Re: Letter Agreement

Dear Jason:

The purpose of this letter agreement (this “Agreement”) is to summarize certain terms regarding your future employment with Wright Medical Group, Inc. and its subsidiaries and affiliates (collectively, the “Company”) upon completion of the merger (the “Merger”) between Wright Medical Group, Inc. (“WMG”) and Tornier N.V. For the avoidance of doubt, the term the “Company” as used herein includes Wright Medical Group N.V. upon completion of the Merger, which at such time will be formerly known as Tornier N.V.

This Agreement is intended to confirm that your employment with the Company will terminate, pursuant to your resignation from employment, in connection with a “change in control” as contemplated by the terms of that certain Separation Pay Agreement dated as of January 15, 2014 between Wright Medical Technology, Inc. (“WMT”) and you (the “Separation Pay Agreement”). Further, this Agreement is intended to amend the Separation Pay Agreement in certain respects, and, except as specifically set forth in this Agreement, the parties to this Agreement hereby agree that the Separation Pay Agreement will remain in full force and effect in accordance with its terms. This Agreement, together with the Separation Pay Agreement, evidences the entire agreement of the parties hereto with respect to the subject matter hereof, and all prior oral discussions and writings are merged into this Agreement and the Separation Pay Agreement.

1. Resignation from All Board and Officer Positions as of Effective Time of Merger. You agree to and hereby resign from all director and officer positions with WMG, WMT and any and all other subsidiaries and affiliates of the Company, effective as of the effective time of the Merger (the “Effective Time”). In furtherance of the foregoing, upon the request of the Company, you agree to execute and deliver to the Company any resignations or corporate, governmental or other documents necessary to effect your resignation as a director and/or officer of WMG, WMT and any and all other subsidiaries and affiliates of the Company; provided, however, that any such request of you in furtherance of the foregoing will be reasonable.

2. Resignation from Employment; At-Will Employment Prior to Resignation Date; Entitlement to Severance Pay and Benefits and Other Payments. You agree to and hereby resign as an employee of the Company, including any and all other subsidiaries and affiliates of the Company, effective as of the close of business on December 31, 2015 or such earlier date as agreed upon by the Company and you (the “Resignation Date”). Notwithstanding the foregoing, nothing in this Agreement constitutes a promise by the Company or you of your continued employment by the Company, and your employment with the Company is and will remain “at-will,” meaning that either you or the Company may terminate your employment relationship with the Company at any time for any reason. In addition, notwithstanding the foregoing, if you accept full-time employment with another employer prior to the Resignation Date as described above, the “Resignation Date” as used in this Agreement shall mean such earlier date on which you began such full-time employment and your employment with the Company will be deemed terminated as of such earlier date. In addition, notwithstanding the foregoing, if your employment is otherwise terminated for any reason prior to the Resignation Date as described above, the “Resignation Date” as used in this Agreement shall mean such earlier date on which your employment with the Company terminated. For the avoidance of doubt, the parties to this Agreement understand, acknowledge and agree that regardless of the reason, if any, of the termination of your employment on or prior to December 31, 2015, you will be entitled to the severance pay and benefits under Section 6 of the Separation Pay Agreement.

3. Continuing Benefits as Employee Prior to Resignation Date. After the Effective Time and prior to the Resignation Date, you will remain an employee of the Company, or one of its subsidiaries, through the Resignation Date and continue to: (1) receive your base salary as in effect as of the Effective Time, payable in accordance with the customary payroll practices of the Company as the same exists from time to time; (2) be eligible to participate in health insurance, retirement, disability and other benefit programs provided to officers of the Company on terms no less favorable than those available to officers of the Company; (3) be entitled to the same number of vacation days, holidays, sick days and other benefits as are generally allowed to officers of the Company in accordance with the Company’s policies in effect from time to time; and (4) be authorized to incur reasonable expenses in the discharge of your services as an employee of the Company, in accordance with the Company’s expense reimbursement policy, as the same may be modified by the Company from time to time. Notwithstanding the foregoing, you hereby understand, acknowledge and agree that you will not receive any annual or other equity awards after the Effective Time and prior to the Resignation Date or otherwise. After the Effective Time and prior to the Resignation Date, you are expected to maintain regular office hours in the Memphis, Tennessee office substantially similar to your schedule immediately prior to the Effective Time.

4. Employee’s Continuing Obligations Prior to and After Resignation Date. You hereby understand, acknowledge and agree that after the Effective Time and prior to the Resignation Date, you will continue to remain subject to and bound by the confidentiality, assignment of inventions, non-solicitation, non-interference and non-competition, and other obligations under the Separation Pay Agreement, which obligations will remain in full force and effect, and will survive your resignation from employment as provided therein. You also hereby understand, acknowledge and agree that after the Resignation Date, you will continue to remain subject to and bound by the terms of all prior agreements which you have entered into with the Company, including without limitation the Separation Pay Agreement, and all policies and procedures of the Company applicable to you and which by their terms extend beyond the Resignation Date.

5. Payment of Post-Change in Control Severance. The Company agrees to pay you the severance payment provided under Section 6.1 of the Separation Pay Agreement in the manner as provided in Section 6.1 of the Separation Pay Agreement, subject to the Company’s receipt of a release in the form of the release attached as Exhibit A to this Agreement that has been executed by you after your Resignation Date and that has not been revoked within the rescission period described in such release. In addition, the Company agrees to provide you the benefits provided under Section 6.2 of the Separation Pay Agreement in the manner as provided in Section 6.2 of the Separation Pay Agreement, subject to the Company’s receipt of a release in the form of the release attached as Exhibit A to this Agreement that has been executed by you after your Resignation Date and that has not been revoked within the rescission period described in such release; provided, however, that the amount specified in clause (v) of Section 6.2.1 of the Separation Pay Agreement shall be equal to the higher of: (a) your annual incentive payment at target for 2015; or (b) your actual annual incentive payout for 2015, in each case pursuant to the terms of Wright’s annual incentive plan for 2015, and that for clarity, no amount shall be paid with respect to clause (ii) of Section 6.2.1 of the Separation Pay Agreement.

6. Stock Options. The Company agrees to amend the agreements evidencing your outstanding options to purchase WMG common stock (which options will convert into options to purchase ordinary shares of Wright Medical Group N.V. in connection with the Merger) prior to the Effective Time to extend the post-termination exercise period of your options from 90 days to the respective expiration dates of the options.

7. Non-Disparagement. You agree that you will make no defamatory, disparaging, critical, derogatory or negative oral or written comments regarding the Company, or its products or services. The Company agrees that with the exception of necessary internal high-level comments related to company business which will remain confidential within the Company, neither the Company nor any of its parent companies, subsidiaries or affiliates (specifically by and/or through senior-level management personnel and Board members) will make any defamatory, disparaging, critical, derogatory or negative oral or written comments regarding you.

8. At-Will Employment. Notwithstanding anything in this Agreement or the Separation Pay Agreement to the contrary, nothing in this Agreement or the Separation Pay Agreement constitutes a promise of continued employment of you by the Company. Your employment with the Company is and will remain “at-will,” meaning that either you or the Company may terminate the employment relationship at any time for any reason.

9. Entire Agreement. This Agreement, together with the Separation Pay Agreement, the Release attached as Exhibit A, is the entire agreement between you and the Company relating to your employment and your resignation from employment, and your right to any severance pay and benefits. Except as expressly provided otherwise in this Agreement, this Agreement supersedes all prior oral and written agreements and communications between the parties hereto. This Agreement will not be modified, amended or terminated, except by a written agreement manually signed by both parties hereto.

10. Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party hereto and delivered to the other party, it being understood that both parties hereto need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

[Remainder of page intentionally left blank]

Sincerely,

/s/ Robert J. Palmisano
Robert J. Palmisano

President and Chief Executive Officer

Wright Medical Group, Inc.

ACCEPTANCE

By signing below, I acknowledge that I have read, understand, and accept the terms and conditions of the foregoing Agreement, which I accept as of this 1st day of October, 2015:

/s/ Jason Senner
Jason Senner

EXHIBIT A

RELEASE

GENERAL RELEASE,

INCLUDING RELEASE OF POTENTIAL ADEA CLAIMS

In further consideration for the payment of severance payments and benefits provided under the Separation Pay Agreement between (i) Jason Senner (the “Executive”) and (ii) Wright Medical Technology, Inc. (the “Company”), the Executive, for himself and the Executive’s heirs, executors, administrators, and assigns, hereby unconditionally releases and forever discharges the Company and each of the Company’s stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates, and all persons acting by, through, under, or in concert with any of them (collectively, the “Released Party”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected arising out of or relating to the Executive’s employment with the Company or termination of such employment, including, but not limited to, claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended from time to time, and other federal, state, or local laws prohibiting discrimination, any claims the Executive may have with regard to the Executive’s hiring, employment, and separation from employment, and any claims growing out of any legal restrictions on the Company’s right to terminate its employees (“Claim(s)”), which the Executive now has, owns or holds, or claims to have owned or held, or which the Executive at any time may have had or claimed to have had against the Company.

More specifically, by signing this Release, the Executive agrees to release any actual and potential Claim that the Executive has or may potentially have, either as an individual or standing in the shoes of the government, under any federal, state or local law, administrative regulation or legal principle (except as specifically provided to the contrary in this Release) against the Company or any other Released Parties. The following listing of laws and types of Claims is not meant to, and shall not be interpreted to, exclude any particular law or type of Claim, law, regulation or legal principle not listed. The Executive understands that the Executive is releasing all the Executive’s Claims against the Company and all Released Parties including, but not limited to any Claims for expense reimbursement or expenses, relocation assistance Claims for invasion of privacy; breach of written or oral, express or implied, contract; fraud or misrepresentation; Claims for assault, battery, defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel, negligence, negligent hiring, retention or supervision, retaliation, constructive discharge, violation of whistleblower protection laws, unjust enrichment, violation of public policy, and any Claims under ADEA, 29 U.S.C. § 626, as amended, the Older Workers Benefit Protection Act of 1990 (“OWBPA”), 29 U.S.C. § 626(f), Title VII of the Civil Rights Act of 1964 (“Title VII”), 42 U.S.C. § 2000e, et seq., the Americans with Disabilities Act (“ADA”), as amended by the ADA Amendments Act of 2008 (“ADAAA”), 29 U.S.C. § 12101, et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, 29 U.S.C. §§ 1001, et seq., the Equal Pay Act (“EPA”), 29 U.S.C. § 206(d), the Family and Medical Leave Act (“FMLA”), 29 U.S.C. § 2601, et seq., the Genetic Information Nondiscrimination Act of 2008 (“GINA”), Tennessee Human Rights Act and the Tennessee Disability Act, and any and all other Tennessee statutes, regulations, and ordinances related to fair employment practices or employment more generally, the False Claims Act, 31 U.S.C. § 3729, et seq., or any other state human rights or fair employment practices act, and any other federal, state, local or foreign statute, law, rule, regulation, ordinance or order. This includes, but is not limited to, Claims for violation of any civil rights laws based on protected class status and all other Claims for unlawful employment practices, and all other common law or statutory Claims.

The Executive is not releasing and Claims shall not include any rights or Claims the Executive has (1) pursuant to the Separation Pay Agreement between the Executive and the Company, any equity award granted to the Executive by Wright Medical Group, Inc. or the Indemnification Agreement between the Company or its affiliates and the Executive; (2) to be indemnified and advanced expenses in accordance with applicable law, or the Company’s and its affiliates’ corporate documents or to be covered under any applicable directors’ and officers’ liability insurance policies; (3) with respect to any rights which have accrued or become vested as of the date of this Release, including any rights to any outstanding equity awards; and (4) with respect to any Claims which arise after the Effective Date of this Release.

This Release complies with the Older Workers Benefit Protection Act of 1990, as amended from time to time.

a.	This Release is written in terms which the Executive understands;

b.	The Executive is advised of the Executive’s rights to consult an attorney to review and for advice regarding whether to sign this Release;

c.	The Executive does not waive any rights or claims that may arise after the date the Release is executed;

d.	The Executive is receiving consideration beyond anything of value to which the Executive already is entitled; and

e.	The Executive has been given a reasonable period of time to consider this Release (at least 21 days).

RIGHT TO RESCIND OR REVOKE

The Executive understands that insofar as this Release relates to the Executive’s rights under the ADEA, it shall not become effective or enforceable until seven (7) days after the Executive signs it. The Executive also has the right to rescind (revoke) this Release only insofar as it extends to potential Claims under the ADEA by written notice to Company within seven (7) calendar days following the Executive’s signing this Release (the “Rescission Period”). Any such rescission (revocation) must be in writing, must explain that the revocation is applicable to the Executive’s ADEA Claims, and must be either hand-delivered to the Company or, if sent by mail, postmarked within the applicable time period (below), sent by certified mail, return receipt requested, and addressed as follows:

(a)	post-marked within the seven (7) day period;

(b)	properly addressed to:

General Counsel
Wright Medical Technology, Inc.
1023 Cherry Road
Memphis, TN 38117; and

(c)	sent by certified mail, return receipt requested.

The Executive understands that the consideration the Executive is receiving for settling and releasing the Executive’s Claims is contingent upon the Executive’s agreement to be bound by the terms of this Release. Accordingly, if the Executive attempts to revoke this Release, the Executive understands that the Executive is not entitled to the post-termination payments and benefits, other than the Accrued Obligations, offered in the Separation Pay Agreement. The Executive further understands that if the Executive attempts to revoke the Executive’s release of the Executive’s ADEA Claims, the Executive must immediately return to Company any post-termination payments and benefits, other than the Accrued Obligations, that the Executive may have received under the Executive’s Separation Pay Agreement; provided however, that if the Executive decides to challenge the knowing and voluntary nature of this Release under the ADEA and/or the OWBPA, the Executive is not required to return to Company any consideration that the Executive received under the Executive’s Separation Pay Agreement.

AGREED AND ACCEPTED

The Company has advised the Executive of the Executive’s right to review this Release with the Executive’s own attorney. The Executive has had the opportunity to carefully read this Release and understands all its terms. In agreeing to sign this Release, the Executive has not relied on any oral statements or explanations made by the Company or any other Released Party, including their employees or attorneys. The Executive understands, accepts, and agrees to be bound by this Release. This Release shall be effective as of the date signed by the Executive (“Effective Date”).

EXECUTIVE:

Dated: , 20	Signature
(Effective Date)
Name: Jason Senner